UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2006

MAN SANG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-20877	87-0539570
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

21st Floor, Railway Plaza, 39 Chatham Road South,

Tsimshatsui, Kowloon,

Hong Kong SAR

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (852) 2317 5300

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 18, 2006, Man Sang Holdings, Inc. (the “Company”) received the resignation of Mr. AU Moon Ying, Henry as the Chief Financial Officer, effective August 18, 2006. Mr. Au resigned due to personal reasons and has no disagreement with the Company or its Board of Directors.

While the Company is identifying a suitable and qualified candidate to fill the vacancy, Mr. HUNG Kwok Wing, Sonny, a current director of the Company, will serve as the interim Chief Financial Officer of the Company, effective August 18, 2006.

Mr. Hung, aged 43, was appointed as a director of the Company in November 1996. He left the Company in 2000, to join a venture capital firm as vice president. Mr. Hung rejoined the Company in November 2002. He has served as a director of the Company since March 2005, and is currently the Assistant to the Chairman. Mr. Hung is responsible for the formulation and execution of the Company’s expansion strategies as well as external affairs. Prior to joining the Company in November 1996, Mr. Hung had worked in banking and financial institutions for over 10 years. Mr. Hung holds a Bachelor of Science in both Finance and Banking and a Master in Business Administration.

There are no arrangements or understandings between Mr. Hung and the Company other than Mr. Hung’s employment agreement with the Company. Pursuant to his employment agreement, Mr. Hung is paid compensation by the Company in the amount of HK$1,000,000 per year. Other than the foregoing compensation by the Company, Mr. Hung has not had any related transactions or proposed transactions with the Company since the beginning of the Company’s last fiscal year, in which the amount exceeds US$60,000.

Date: July 24, 2006	MAN SANG HOLDINGS, INC.

By:       /s/ CHENG Chung Hing, Ricky

CHENG Chung Hing, Ricky
Chairman of the Board, President and
Chief Executive Officer